Pursuant to Rule 424(b)(3)
                                                 Registration File No. 333-77203


                           Prospectus Supplement No. 1
                                       to
                          Prospectus Dated May 6, 1999
                        643,333 Shares of Common Stock of
                        MeriStar Hospitality Corporation


         This prospectus supplement relates to the prospectus dated May 6, 1999 (the "Prospectus") which relates to 5,075,725 shares of Common Stock (the "Common Stock") of MeriStar Hospitality Corporation (the "Company") registered for resale on behalf of the selling stockholders listed in the Prospectus.

         The Common Stock may be sold from time to time by the selling stockholders, or by pledgees, donees and transferees or other successors in interest. Such sales may be made directly or through broker-dealers acting as principal or agent. The methods by which the Common Stock may be sold include:
(a) privately negotiated transactions, (b) purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to the Prospectus and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. From time to time, the selling stockholders (or pledgees, donees, transferees or other successors in interest of such selling stockholders) may engage in short sales, short sales against the box, puts and calls and other transactions in securities of the Company or derivatives thereof, and may sell and deliver the Common Stock in connection therewith.

         An aggregate of 643,333 shares of Common Stock (the "Shares") were sold by means of a privately negotiated transaction by one of the selling stockholders to Bear, Stearns International Limited ("Bear Stearns"), as principal. Bear Stearns has resold or will resell the Shares in the manner described in the Plan of Distribution.

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             The date of this Prospectus Supplement is May 24, 1999.